Exhibit 21

SUBSIDIARIES OF INSPRO TECHNOLOGIES CORPORATION

InsPro Technologies Corporation's (“Registrant“) subsidiaries as of December 31, 2016, are listed below.

Subsidiary	Ownership	Jurisdiction
Insurance Specialist Group	100% owned by Registrant	Florida
HBDC II, Inc.	100% owned by Registrant	Delaware
HBDC Sub, Inc Corporation	100% owned by Registrant	Delaware
Platinum Partners, LLC	100% owned by HBDC II, Inc.	Florida
InsPro Technologies, LLC	100% owned by Registrant	Delaware
Atiam Technologies GP LLC	100% owned by InsPro	Delaware
Technologies, LLC
Atiam Technologies LP	99% owned by InsPro	Delaware
Technologies, LLC
1% owned by
Atiam Technologies GP LLC